Exhibit 99.1
   PRESS RELEASE

For Release:   Immediate
Contact:           Scott Monette
                                  314/877-7113

RALCORP HOLDINGS, INC. COMPLETES PURCHASE OF
CONCEPT 2 BAKERS, A FROZEN BAKERY PRODUCTS COMPANY

St. Louis, MO, February 27, 2004. . . Ralcorp Holdings, Inc. (NYSE:RAH) announced today that it completed the purchase of the assets of Concept 2 Bakers (C2B), including a bakery located in Fridley, Minnesota, a northern suburb of Minneapolis. The terms of the agreement were not disclosed. C2B will be operated by Ralcorp’s Lofthouse Foods in-store baking business. C2B is a leading manufacturer of high quality, frozen par-baked artisan breads and has annual net sales of approximately $34 million. C2B also produces other frozen bakery products including par-baked custom breads, baked deli sandwich breads, and baked and unbaked cutout and standard cookies. The products are sold throughout the United States to the in-store bakeries of grocers and mass merchandisers, and to food service customers. C2B was a division of family owned and operated McGlynn Bakeries, LLC.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles and French toast; frozen biscuits, and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “estimates,” “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the C2B asset acquisition if the results of operations of the acquired business decline, or interest rates increase.